Exhibit 99.2
October 3, 2008
Board of Directors
C/o John Carradine
HealthAxis Inc.
7301 State Hwy 161
Suite 300
Irving, TX 75039
Dear Members of the Board:
We wrote a letter to you dated 23rd September 2008 proposing a strategic merger between HealthAxis, Inc. and Ebix, Inc. This letter is to follow up on our earlier letter and detail a new proposal that we believe is substantially better than the terms proposed by BPO Management Services (BPOM).
Preamble to our Proposal —
In the last few days, we have done extensive reading of HealthAxis and BPOM’s SEC filings, to understand the dynamics of the BPOM Merger proposal with HealthAxis. This research has been complimented by the innumerable number of calls received by us from your shareholders, conveying their understanding and concerns about the proposed merger with BPOM.
Our review of your filings — the relevant 8-Ks, the 10-Qs and the 10-Ks, has brought us to the following conclusions —
•
BPOM market capitalization is presently estimated at $1.39 million (stock price of 11 cents) while HealthAxis market capitalization is presently estimated at $3.5 million. As public companies, both HealthAxis and BPOM have the benefit of not having to resort to hypothetical paper valuations since that is precisely what stock prices are meant to do.

•
BPOM’s proposed reverse merger with HealthAxis will lead to the creation of approximately 50 million common shares (after taking into account all conversion rates as defined in your proposed merger document) with HealthAxis present shareholders getting 20% of those shares — implying an ownership of approximately 10 million Healthaxis common shares

•	A proposed merger with BPOM will need to be followed up by a reverse split of the HealthAxis stock, if Healthaxis had to keep itself listed on the NASDAQ markets.
•
This would imply that HealthAxis shareholders ownership at best can only be valued at $0.98 million; (HealthAxis share price @ 35 cents) assuming that the reverse split is not accompanied by any further price drops. In reality, merger of a $1.3 million market-capitalized company with a $3.5 million market-capitalized company, can possibly create a combined company with a diluted shareholding and the existing Healthaxis shareholders owning 20% of that diluted shareholding.

•
The proposed merger between BPOM and HealthAxis also mandates the authorization and approval of another 3 million shares of common stock, which can only serve to further dilute the present shareholders.

•	HealthAxis will need to retain its entire customer base (especially the top three customers) and institute synergistic cuts if it has to turn the company profitable.
Some of the Larger Events that can have a negative effect on the HealthAxis —BPOM merger —
1. As you are already aware, one of your three largest customers who accounted for 17% of your revenues in 2007 (as per your SEC filings) has already signed a contract with Ebix’s Employee Benefits Division. With the customer in question moving its business to Ebix over the next few months, it can only have a negative effect on the HealthAxis revenues and net income projections.
2. HealthAxis’ market capitalization of $3.5 million is presently more than 2.5 times the $1.3 million market capitalization of BPOM. This fact along with the fact that existing HealthAxis shareholders holding a 2.5 times greater market capitalization than BPOM shareholders will have merely a 20% of ownership in the combined entity, cannot be assuring to a HealthAxis shareholder.
3. Remaining listed on NASDAQ will require a reverse split of HealthAxis stock in a timely fashion. A study of reverse splits in the public markets will reveal to you that reverse splits are typically accompanied by drops in the stock price, another potential factor in the problematic valuation of the proposed merger.
4. The additional 3 million shares of common state to be issued will require SEC registration. From public records, it is apparent that BPOM has been late with its required SEC filings, which implies that the company is likely to not be eligible to use Form S-3 but rather will be restricted to Form S-1, a much lengthier and costly registration process.
Ebix’s New Proposal —
In light of the above, and keeping in mind the best interest of HealthAxis shareholders, we are hereby detailing a new proposal, which we believe is substantially better than the terms proposed by BPOM. The summary outline of our revised merger proposal is as follows —
1.
We propose to acquire 8,840,968 common shares of HealthAxis $0.725 per share. This money can be received by the HealthAxis shareholder in cash or in the form of equivalent value Ebix stock, valued at the floor value of $100 per share. For those who elect to take Ebix stock instead of cash, they will be given a one year special put which will allow them to sell the stock back to Ebix (at their discretion), within a one year period from the date of merger for $100 per share. This will serve to guarantee a downside price protection on the Ebix stock.

2.
We propose to acquire 740,401 preferred shares of HealthAxis held by LB I Group Inc. (“Lehman”) for a net amount of $610,831. This money can be received by Lehman in cash or in the form of equivalent value Ebix stock valued at the floor value of $100 per share. In case they elect to take Ebix stock instead of cash, they will be given a one year special put which will allow them to sell the stock back to Ebix (at their discretion), within a one year period from the date of merger for $100 per share. This will serve to guarantee a downside price protection on the Ebix stock.

3.
We propose to pay Tak Investments a net amount of $2.5 million, for the warrants convertible to 3,333,334 shares of HealthAxis common stock. This money can only be received by Tak Investments in the form of equivalent value Ebix stock valued at the floor value of $100 per share. They will be given a one year special put which will allow them to sell the stock back to Ebix (at their discretion), within a one year period from the date of merger for $100 per share. This will serve to guarantee a downside price protection on the Ebix stock.

4.	We propose to pay the $500,000 termination fee to BPOM, if our merger proposal is approved by the HealthAxis shareholders.

5.	All remaining warrants owned by any HealthAxis shareholder shall be terminated.
6.	Termination of the existing Remote Resource agreement with Healthcare BPO Partners, L.P. (an affiliate of Tak Investments, Inc.)
7.	A good faith attempt to arrive at a new outsourcing agreement with Healthcare BPO Partners, L.P. at revised terms on a post merger basis.
Significant Advantages of this Proposal -
We believe that this offer is a substantially better offer than the BPOM offer presently recommended by the HealthAxis Board as
a) It represents a substantial premium over the proposed BPOM merger offer.
b) It puts the HealthAxis shareholders in the driver’s seat as it offers the Healthaxis shareholders the ability to accept cash or Ebix stock at their choice, rather than be forced to accept BPOM stock even if they did not want to.
c) It establishes a guaranteed floor price of 72.5 cents for a common stock owner and a guaranteed floor price of 82.5 cents for a preferred share owner, for a period of one year from the Ebix-HealthAxis merger. The BPOM merger proposal has no such guarantees and in fact requires a reverse split which can possibly cause to reduce stock prices further from the present stock price of 35 cents per share.
d) It offers the HealthAxis shareholders the opportunity to participate in the future growth of a combined company with an annual run rate of approximately $96 million, and a net income and EPS that would be substantially accretive to our shareholders. As of second quarter of 2008, Ebix diluted EPS was $1.63 with net margins after taxes of 36%. We believe that a combined company would help further improve both these numbers.

e) It insulates the HealthAxis shareholders from the possible effects of the loss of a 17% revenue client.
f) It offers the HealthAxis shareholders the ability to participate in the Ebix success story that has generated more than 4500 % returns for its shareholders in the last five years.
g) Ebix has natural synergies with HealthAxis, since it is addressing the same employee benefits and claims processing industry through its Pittsburgh based subsidiary EbixHealth (formerly known as Acclamation, Inc.). These synergies are likely to generate better cost reductions and faster integration.
In our previous letter dated September 23, 2008, we spelled out the synergies that we see existing between the two companies — Ebix Inc. and HealthAxis. Without elaborating again on those synergies, we would again confirm that we are prepared to move very rapidly towards executing a definitive agreement and moving toward a closing.
Sincerely,
/s/ Robin Raina
Robin Raina
Chairman and Chief Executive Officer